Exhibit 99

News Release
5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
Scott A. Kingsley,
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank System Reports
 Record First Quarter Results

- EPS improvement of 8%, year-over-year
- Achieved record levels of non-interest income generation
- Continued strong asset quality

SYRACUSE, N.Y. — April 22, 2014 — Community Bank System, Inc. (NYSE: CBU) reported first quarter 2014 net income of $22.2 million, an increase of 9.5% compared with $20.2 million earned for the first quarter of 2013.  Diluted earnings per share totaled $0.54 for the first quarter of 2014, up 8.0% from $0.50 reported in the first quarter of 2013.  First quarter 2014 net income and noninterest income were the highest quarterly amounts ever recorded by the Company.

Total revenue for the first quarter of 2014 was $88.5 million, an increase of $3.9 million, or 4.7%, over the first quarter of 2013.  Higher revenue resulted from an eight-basis point increase in the Company’s net interest margin to 3.94%, primarily related to a significant decline in borrowing costs resulting from balance sheet repositioning actions in 2013.  Additionally, continued organic growth drove a $1.4 million, or 10.7% increase in the Company’s revenue from its wealth management and employee benefit services businesses. Banking fee income from deposit services and mortgage banking, increased $0.8 million year-over-year, while linked quarter revenues were lower, as seasonally expected.  Revenue growth was supported by an increased core deposit account base resulting from solid organic growth in addition to the successful integration of eight Bank of America branches acquired in Pennsylvania in late 2013. The quarterly provision for loan losses of $1.0 million was $0.4 million lower than the first quarter of 2013, reflective of lower net charge-offs and the continuation of generally stable and favorable asset quality metrics.  Total operating expenses of $55.9 million for the quarter were $1.4 million, or 2.5%, higher than the first quarter of 2013, driven by the additional operating costs associated with the completed Bank of America branch acquisitions and atypically higher seasonal maintenance and utility costs.

“Community Bank’s trend of solid execution continued again in 2014’s first quarter, with strong operating results demonstrating the strength of our diversified franchise,” said President and Chief Executive Officer Mark E. Tryniski. “The momentum from our successful balance sheet initiatives and branch acquisitions in 2013 were catalysts for improved results as we began 2014.  Our employee benefit services and wealth management groups delivered record earnings on robust growth in existing and new customer relationships.  Loans and deposits grew from year-ago levels, while strong asset quality continued to reflect the strength of our underwriting and stable economic trends in our markets.  In 2014 we continue to focus on executing our long-term approach to value creation for the benefit of our shareholders.”

First quarter 2014 net interest income was $60.1 million, an increase of $1.7 million, or 2.9%, compared to the first quarter of 2013.  In addition to the $0.9 million benefit to interest expense from continued deposit growth and an improved funding mix, growth in net interest income was driven by a $5.5 million decrease in borrowing interest expense resulting from last year’s balance sheet repositioning actions.  These actions effectively lowered the cost of borrowed funds by 286 basis points and contributed to a $283.9 million decline in average borrowed funds year-over-year.  Improved funding costs were partially offset by a 31-basis point decline in earning asset yields, driven by lower blended interest rates on loans and investment securities.  While average loan balances grew $239.1 million, or 6.2%, average loan yields declined 43 basis points year-over-year, resulting in a $1.4 million reduction in loan income.  Investment income fell $3.3 million largely due to the Company’s balance sheet repositioning actions in 2013, which resulted in average investment securities balances (including cash equivalents) falling by $222.5 million compared to the prior year’s first quarter, while yields fell 23 basis points.

First quarter non-interest income increased $2.3 million to $28.4 million, representing an increase of 8.6% compared to last year’s first quarter.  Income expanded across all banking and financial services categories.  Financial services revenue reached record levels as wealth management revenues increased $0.8 million, or 21.0% over first quarter 2013, while employee benefit services revenue grew 6.8% to $10.4 million.  Strong customer expansion and market momentum from 2013 drove the improved performance.  Deposit service revenues grew $0.7 million, or 5.7%, to $12.3 million, reflecting meaningful core deposit account growth as a result of the branch acquisitions and organic growth initiatives across the franchise.

Quarterly operating expenses of $55.9 million increased $1.4 million, or 2.5%, over the first quarter of 2013.  Occupancy and equipment costs grew $0.6 million, or 8.9%, primarily as a result of the December 2013 branch acquisitions as well as higher facility maintenance and utility costs in more severe winter conditions compared to the first quarter of 2013.  Salaries and employee benefits grew $0.3 million, or 0.8%, and included the additional personnel from the branch acquisitions as well as merit increases.  These increases were partially offset by lower retirement plan expenses related to plan asset performance and discount rate changes.  Other expenses further reflected the increased costs of operating an expanded franchise, with acquisition expenses totaling $0.1 million and total other expenses rising $0.4 million, or 2.2%.

The first quarter 2014 effective income tax rate of 29.7% increased compared to 29.2% in last year’s first quarter, reflecting a higher proportion of income being generated from fully taxable sources.

Financial Position

Average earning assets of $6.6 billion for the first quarter of 2014 were essentially flat with the linked and prior year first quarter. Overall average earning asset balances included growth of $30.6 million in average loan balances, while average investment securities and cash balances declined by an offsetting $29.4 million.  Lower securities balances reflect the full-quarter impact of fourth quarter 2013 balance sheet actions, including sales of collateralized debt obligation securities and certain Treasury securities.  Average deposits increased $238.2 million compared to the fourth quarter of 2013, and were up $258.3 million from the first quarter of 2013, principally from the branch acquisition.

Ending loans at March 31, 2014 increased $234.8 million, or 6.1%, year-over-year, reflecting strong organic growth in the Company’s consumer lending portfolios.  Ending loans decreased $12.7 million from December 31, 2013, reflecting normal seasonal fluctuations.  Ending investment securities, including cash equivalents, totaled $2.52 billion at March 31, 2014, or $137.9 million lower than March 31, 2013 due to the balance sheet restructuring initiatives undertaken in 2013.  Quarter-end borrowings of $217.1 million were $144.3 million lower than the year-ago quarter, also due to the balance sheet restructuring actions and net liquidity from the branch acquisitions.  Deposit balances at March 31, 2014 totaled $6.04 billion, up $264.1 million, or 4.6%, from the year-ago quarter.  Deposit balances grew $142.8 million from December 31, 2013, and included the expected seasonal increase in municipal funds.  Growth across all core deposit categories outpaced declines in time deposit balances.

Shareholders’ equity of $918.1 million at March 31, 2014 was $40.8 million, or 4.7%, higher than the prior year quarter-end, primarily due to strong earnings generation and retention over the last four quarters.  The Company’s net tangible equity to net tangible assets ratio was 7.97% at March 31, 2014, up from 7.68% at December 31, 2013.  Its Tier 1 leverage ratio grew to 9.48% for the current quarter, up 19 basis points from the fourth quarter of 2013.

Asset Quality

The Company’s asset quality metrics continue to be favorable relative to comparative peer and industry averages and illustrate the long-term effectiveness of the Company’s disciplined risk management and underwriting standards.  Net charge-offs were $1.1 million for the first quarter, compared to $2.9 million for the fourth quarter of 2013 and $1.4 million for first quarter of 2013.  As an annualized percentage of average loans, net charge-offs measured 0.11% in the first quarter of 2014, compared to 0.29% and 0.14% in the linked and year-ago quarters, respectively.  Nonperforming loans as a percentage of total loans at March 31, 2014 were 0.58%, compared to 0.54% at December 31, 2013, and down from 0.71% of total loans at March 31, 2013.  The total delinquency ratio of 1.25% at the end of the first quarter was down 24 basis points from the end of 2013 and down 30 basis points from March 31, 2013.  The first quarter provision for loan losses of $1.0 million was $2.2 million, or 68.6% lower than the fourth quarter of 2013, and $0.4 million, or 28.2%, lower than the first quarter of 2013.  The allowance for loan losses to nonperforming loans was 187% at March 31, 2014, compared to 201% at December 31, 2013 and 157% as of March 31, 2013.

Cash Dividend Declared / Stock Repurchase Authorization

As previously disclosed, in the first quarter of 2014 the Company’s Board of Directors declared a quarterly cash dividend to shareholders of $0.28 per share on its common stock.  The dividend was paid on April 10, 2014 to shareholders of record as of March 14, 2014.

Also as previously announced, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to 2,000,000 shares of the Company’s common stock during a twelve-month period starting January 1, 2014.  Such repurchases may be made at the discretion of senior management depending on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements.  The Company did not repurchase any stock in the first quarter of 2014.

Annual Meeting Scheduled

The Company’s Annual Meeting of Shareholders will be held at 1:00 p.m. (ET) on Wednesday, May 14, 2014 at the DoubleTree by Hilton Hotel in East Syracuse, New York.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) tomorrow (Wednesday) April 23, 2014 to discuss first quarter results.  The conference call can be accessed at 888-397-5352 (1-719-325-2428 if outside United States and Canada) using the conference ID code 5113627.  Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=98782.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com.  An archived webcast of the earnings call will be available on this site for one full year.

Community Bank System, Inc. operates more than 190 customer facilities across Upstate New York and Northeastern Pennsylvania through its banking subsidiary, Community Bank, N.A. With assets of approximately $7.4 billion, the DeWitt, N.Y. headquartered company is among the country's 100 largest financial institutions. In addition to a full range of retail and business banking services, Community Bank System offers comprehensive financial planning and wealth management services and operates a full service insurance agency providing personal and business insurance needs. The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration and trust services, actuarial and consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.communitybankna.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2014	2013
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings
Loan income	$45,693	$47,061	$47,606	$46,412	$47,118
Investment income	17,546	18,901	18,526	17,728	20,807
Total interest income	63,239	65,962	66,132	64,140	67,925
Interest expense	3,131	5,326	5,531	5,708	9,500
Net interest income	60,108	60,636	60,601	58,432	58,425
Provision for loan losses	1,000	3,185	2,093	1,321	1,393
Net interest income after provision for loan losses	59,108	57,451	58,508	57,111	57,032
Deposit service fees	12,255	12,714	12,703	12,345	11,595
Mortgage banking revenues	284	562	599	341	171
Other banking services	906	954	1,072	679	867
Wealth management services	4,474	3,984	3,823	4,045	3,698
Employee benefit services	10,435	10,032	9,397	9,397	9,770
Gain on sales of investment securities	0	16,969	0	16,008	47,791
Loss on debt extinguishments	0	(23,836)	0	(15,717)	(47,783)
Total noninterest income	28,354	21,379	27,594	27,098	26,109
Salaries and employee benefits	30,740	30,412	30,448	30,286	30,483
Occupancy and equipment	7,691	6,782	6,448	6,750	7,065
Amortization of intangible assets	1,141	1,061	1,089	1,140	1,179
Acquisition expenses	123	2,105	71	0	5
Other	16,226	16,923	16,988	16,200	15,820
Total operating expenses	55,921	57,283	55,044	54,376	54,552
Income before income taxes	31,541	21,547	31,058	29,833	28,589
Income taxes	9,368	6,070	9,069	8,711	8,348
Net income	22,173	15,477	21,989	21,122	20,241
Basic earnings per share	$0.55	$0.38	$0.55	$0.53	$0.51
Diluted earnings per share	$0.54	$0.38	$0.54	$0.52	$0.50
Profitability
Return on assets	1.23%	0.84%	1.22%	1.21%	1.11%
Return on equity	9.92%	7.04%	10.26%	9.70%	9.18%
Return on tangible equity(3)	16.37%	11.78%	17.57%	16.38%	15.32%
Noninterest income/operating income (FTE) (1)	30.7%	30.5%	30.0%	30.2%	29.5%
Efficiency ratio (2)	59.2%	58.5%	58.6%	59.9%	60.3%
Components of Net Interest Margin (FTE)
Loan yield	4.55%	4.61%	4.76%	4.79%	4.98%
Cash equivalents yield	0.25%	0.22%	0.22%	0.26%	0.26%
Investment yield	3.46%	3.54%	3.52%	3.83%	3.79%
Earning asset yield	4.13%	4.20%	4.28%	4.35%	4.44%
Interest-bearing deposit rate	0.19%	0.21%	0.22%	0.24%	0.28%
Borrowing rate	0.90%	1.86%	2.02%	3.36%	3.76%
Cost of all interest-bearing funds	0.25%	0.41%	0.43%	0.46%	0.73%
Cost of funds (includes DDA)	0.20%	0.33%	0.35%	0.38%	0.61%
Net interest margin (FTE)	3.94%	3.88%	3.94%	3.98%	3.86%
Fully tax-equivalent adjustment	$3,834	$3,666	$3,728	$3,644	$4,022

Summary of Financial Data
(Dollars in thousands, except per share data)
	2014	2013
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Average Balances
Loans	$4,099,828	$4,069,204	$3,985,755	$3,899,744	$3,860,722
Cash equivalents	9,782	11,085	8,644	148,188	83,812
Taxable investment securities	1,833,296	1,861,206	1,833,355	1,565,756	1,965,073
Nontaxable investment securities	638,975	639,199	644,728	642,424	655,694
Total interest-earning assets	6,581,881	6,580,694	6,472,482	6,256,112	6,565,301
Total assets	7,333,082	7,278,167	7,154,796	7,003,823	7,368,906
Interest-bearing deposits	4,736,746	4,546,591	4,511,199	4,581,206	4,581,130
Borrowings	402,548	634,472	589,065	358,627	686,483
Total interest-bearing liabilities	5,139,294	5,181,063	5,100,264	4,939,833	5,267,613
Noninterest-bearing deposits	1,197,922	1,149,873	1,138,039	1,095,774	1,095,256
Shareholders' equity	906,787	872,567	850,238	873,108	893,746
Balance Sheet Data
Cash and cash equivalents	$153,417	$149,647	$174,205	$148,573	$330,298
Investment securities	2,506,221	2,218,725	2,518,574	2,366,512	2,448,120
Loans:
Business lending	1,246,070	1,260,364	1,214,796	1,225,671	1,222,835
Consumer mortgage	1,579,322	1,582,058	1,570,607	1,527,341	1,480,192
Consumer indirect	755,849	740,002	713,310	663,924	639,560
Home equity	340,760	346,520	348,246	347,335	353,365
Consumer direct	174,357	180,139	178,496	171,727	165,649
Total loans	4,096,358	4,109,083	4,025,455	3,935,998	3,861,601
Allowance for loan losses	44,197	44,319	44,083	43,473	42,913
Intangible assets, net	390,119	390,499	383,735	384,815	385,954
Other assets	295,310	272,229	244,131	228,291	238,013
Total assets	7,397,228	7,095,864	7,302,017	7,020,716	7,221,073
Deposits:
Noninterest-bearing	1,225,977	1,203,346	1,158,013	1,120,683	1,115,417
Non-maturity interest-bearing	3,928,230	3,766,145	3,630,684	3,608,829	3,678,905
Time	884,681	926,553	898,636	940,618	980,502
Total deposits	6,038,888	5,896,044	5,687,333	5,670,130	5,774,824
Borrowings	217,110	141,913	567,116	322,319	361,422
Subordinated debt held by unconsolidated subsidiary trusts	102,103	102,097	102,091	102,085	102,079
Accrued interest and other liabilities	120,991	79,998	79,798	76,151	105,454
Total liabilities	6,479,092	6,220,052	6,436,338	6,170,685	6,343,779
Shareholders' equity	918,136	875,812	865,679	850,031	877,294
Total liabilities and shareholders' equity	7,397,228	7,095,864	7,302,017	7,020,716	7,221,073
Capital
Tier 1 leverage ratio	9.48%	9.29%	9.39%	9.43%	8.78%
Tangible equity/net tangible assets (3)	7.97%	7.68%	7.38%	7.43%	7.58%
Diluted weighted average common shares O/S	41,152	41,061	40,850	40,558	40,321
Period end common shares outstanding	40,658	40,431	40,296	40,099	39,989
Cash dividends declared per common share	$0.28	$0.28	$0.28	$0.27	$0.27
Book value	$22.58	$21.66	$21.48	$21.20	$21.94
Tangible book value(3)	$13.79	$12.80	$12.73	$12.35	$13.01
Common stock price (end of period)	$39.02	$39.68	$34.12	$30.85	$29.63

Summary of Financial Data
(Dollars in thousands, except per share data)
	2014	2013
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Asset Quality
Nonaccrual loans	$21,669	$19,473	$21,713	$22,997	$24,806
Accruing loans 90+ days delinquent	1,977	2,555	2,650	1,439	2,560
Total nonperforming loans	23,646	22,028	24,363	24,436	27,366
Other real estate owned (OREO)	4,914	5,060	5,218	5,066	6,838
Total nonperforming assets	28,560	27,088	29,581	29,502	34,204
Net charge-offs	1,122	2,949	1,483	761	1,368
Allowance for loan losses/loans outstanding	1.08%	1.08%	1.10%	1.10%	1.11%
Nonperforming loans/loans outstanding	0.58%	0.54%	0.61%	0.62%	0.71%
Allowance for loan losses/nonperforming loans	187%	201%	181%	178%	157%
Net charge-offs/average loans	0.11%	0.29%	0.14%	0.08%	0.14%
Delinquent loans/ending loans	1.25%	1.49%	1.48%	1.50%	1.55%
Loan loss provision/net charge-offs	89%	108%	147%	173%	102%
Nonperforming assets/total assets	0.39%	0.38%	0.41%	0.42%	0.47%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$17,756	$16,065	$17,365	$18,272	$19,756
Accruing loans 90+ days delinquent	1,826	2,418	2,471	1,349	2,164
Total nonperforming loans	19,582	18,483	19,836	19,621	21,920
Other real estate owned (OREO)	2,645	2,832	2,767	2,963	3,844
Total nonperforming assets	22,515	21,315	22,603	22,584	25,764
Net charge-offs	1,086	1,956	1,583	604	1,102
Allowance for loan losses/loans outstanding	1.15%	1.15%	1.16%	1.19%	1.21%
Nonperforming loans/loans outstanding	0.52%	0.49%	0.54%	0.55%	0.64%
Allowance for loan losses/nonperforming loans	222%	234%	215%	215%	190%
Net charge-offs/average loans	0.12%	0.21%	0.17%	0.07%	0.13%
Delinquent loans/ending loans	1.17%	1.44%	1.45%	1.44%	1.48%
Loan loss provision/net charge-offs	121%	130%	126%	210%	113%
Nonperforming assets/total assets	0.31%	0.32%	0.33%	0.34%	0.38%

(1) Excludes gains and losses on sales of investment securities and debt prepayments.
(2) Excludes intangible amortization, acquisition expenses, litigation settlement charge, gains and losses on sales of investment securities and losses on debt extinguishments.
(3) Includes deferred tax liabilities (of approximately $32.8 million at 3/31/14) generated from tax deductible goodwill.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.